UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

August 14, 2008

Date of Report (Date of earliest event reported)

BASIN WATER, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51991	20-4736881
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8731 Prestige Court Rancho Cucamonga, CA	91730
(Address of principal executive offices)	(Zip Code)

(909) 481-6800

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 14, 2008, the Company received a Nasdaq Staff Determination letter indicating that the Company’s common stock is subject to potential delisting from The Nasdaq Global Market as of August 25, 2008 due to the Company’s failure to file its quarterly report on Form 10-Q for the quarter ended June 30, 2008 on a timely basis.

On August 11, 2008, the Company announced a delay in the filing of its Form 10-Q for the quarter ended June 30, 2008 pending the completion of its Audit Committee’s review of the Company’s accounting for certain specific transactions. Because of this delay, the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14), which requires the timely filing of all reports and other documents filed or required to be filed with the SEC.

The Company intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff determination and request continued listing on The Nasdaq Global Market until the Company files its Form 10-Q for the quarter ended June 30, 2008. In its determination letter, the Nasdaq Staff informed the Company that this hearing request will stay the delisting of the Company’s common stock, and shares of the Company’s common stock will continue trading on The Nasdaq Global Market, pending the Panel’s decision. However, there can be no assurance the Panel will grant the Company’s request for continued listing.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibits are furnished herewith:

Exhibit No.	Document

99.1	Press release issued by Basin Water, Inc. on August 20, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BASIN WATER, INC. (Registrant)

Date: August 20, 2008	BY:	/s/ W. Christopher Chisholm
W. Christopher Chisholm Vice President and Chief Financial Officer